Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in the Offering Statement on Form 1-A of Angel Studios 022, Inc., and the Offering Circular constituting a part thereof, of our report dated April 9, 2025, on our audit of the balance sheet of Angel Studios 022, Inc., as of March 31, 2025, and the related statements of operations, stockholders’ equity and cash flows for the period from inception (February 26, 2025) through March 31, 2025, and to the reference to our firm under the heading “Experts” in the accompanying Offering Statement.

/s/ TANNER LLC

Lehi, Utah

May 2, 2025